Exhibit 99.2

Kulicke & Soffa Announces First Fiscal Quarter Results

A conference call to discuss these results will be held today beginning at 9:00 AM EST. Interested participants may call 877-407-8037 for the teleconference or log on to http://www.kns.com/investors/events for listen-only mode.

Willow Grove, PA—January 26, 2006—Kulicke & Soffa Industries, Inc. (K&S) (Nasdaq: KLIC) today announced financial results for its first fiscal quarter ended December 31, 2005.

Net revenue for the first fiscal quarter ended December 31, 2005 was $228.1 million, compared to $116.3 million in the comparable year-ago quarter. This revenue growth was driven by the Company’s equipment segment, which was up 42% sequentially and 311% from a year ago, due to strong demand across a broad customer base for its new Maxum Ultra wire bonder.

Diluted earnings per share during the first fiscal quarter were $0.38, compared to a loss per share of $0.14 in the year-ago quarter and diluted earnings per share of $0.19 in the quarter ended September 30, 2005. The financial results for the three months ended December 31, 2005 include stock-based compensation expense from stock options of $1.5 million, or $0.02 per diluted share. As previously communicated, the Company began recording stock-based compensation expense during the first fiscal quarter. Stock-based compensation expense was not recorded in any prior period. Also, during the quarter the Company sold certain intellectual property and distribution rights to an off-shore subsidiary. This sale, along with increased earnings in the U.S. resulted in incremental state income taxes and alternative minimum taxes of $2.6 million during the quarter ended December 31, 2005 that are not expected to reoccur through the rest of this fiscal year.

Scott Kulicke, chairman and chief executive officer of K&S, commented on the December quarter, “Demand for all of our products was strong in the December quarter, but especially for our wire bonders. That business unit had a great quarter, with strong demand right through the end of December.”

First Quarter Review and Highlights

Corporate Strategy

•	As separately announced today, the Company has entered into definitive agreements to sell its wafer test assets to SV Probe PTE, Ltd. and its package test assets to the Investcorp Technology Ventures II, L.P., allowing the Company to narrow its focus on its core businesses- semiconductor assembly equipment and materials.

Technology & Manufacturing

•	The K&S Maxum Ultra is typically exceeding the 10% productivity gains that were targeted for this model. The throughput is measured in “packages wire bonded per hour,” which provides customers a direct measurement of the improved factory output of the Maxum Ultra, relative to its competition.

•	The new Maxum Elite model (replacing the K&S Nutek) was adopted by several customers as their new “bonder of record.” The increased productivity and the new features associated with this model provide customers leading-edge cost of ownership and competitive advantages in the assembly of low lead count packages.

•	Several customers are adopting the new AT Premier wafer bumper for assembly of non-wire bonded packages. This new K&S product mechanically adds gold bumps to semiconductor wafers, which is often more cost effective than traditional plating methods and represents an opportunity for incremental growth for K&S.

Key Product Trends

•	The customer transition to the new Maxum Ultra model is more rapid than planned. The Maxum Ultra model accounted for 25% of the wire bonders shipped by the Company during the September quarter and 63% of the wire bonders shipped during the December quarter. The percentage of Maxum Ultra shipments will rise again in the March quarter.

•	Wire unit volumes for the first quarter grew 38% over the same quarter of the previous year.

Financial Review

•	Sales of $228.1 million are the highest since the March 2004 quarter. Revenue grew by $46.1 million or 25.4% from the prior quarter.

•	Gross Profit Margin improved to 31.1% in the first quarter from 28.4% in the previous quarter, primarily from the significant sales increase in the equipment segment.

•	Additional information regarding the sale of the Company’s Test business segment will be provided in our 10-Q filing.

Business Summary

Mr. Kulicke concluded, “Including revenues from our Test segment, our guidance for the March quarter is for revenue to be $180 million, plus or minus about 5%. Excluding revenues from our Test segment, our revenue expectations for the March quarter are expected to be $158 million, plus or minus about 5%.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. We believe K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor assembly equipment along with the complementing packaging materials that contact the surface of the customer’s semiconductor devices. The ability to provide these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, operating expenses, profitability, cash flows, introduction and customer adoption of new products, sale of the Company’s test assets and performance, and projected continued demand for our products. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated sales of the test businesses will not be achieved; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2005 Annual report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share and employee data)

(Unaudited)

	Three months ended December 31,
	2004	2005
Net revenue	$116,321	$228,100
Cost of sales	89,943	157,223

Gross profit	26,378	70,877

Selling, general and administrative	22,073	27,933
Research and development, net	8,878	12,179
Gain on sale of assets (1)	(1,875)	—
Amortization of intangible assets	2,194	—

Operating expense	31,270	40,112

Income (loss) from operations	(4,892)	30,765
Interest income	449	712
Interest expense	(846)	(958)

Income (loss) before income tax	(5,289)	30,519
Provision for income taxes	1,902	5,218

Net Income (loss)	$(7,191)	$25,301

Net income (loss) per share:
Basic	$(0.14)	$0.49
Diluted	$(0.14)	$0.38

Weighted average shares outstanding:
Basic	51,237	52,044
Diluted	51,237	68,239

Stock-based compensation expense included in amounts above:
Cost of sales	$—	$142
Selling, general and administrative	—	1,017
Research and development, net	—	341

Total stock-based compensation expense	$—	$1,500

	Three months ended December 31,
	2004	2005
Additional financial data:
Depreciation and amortization	$7,012	$4,173
Capital expenditures	$2,978	$2,965

Backlog of orders	$58,000	$73,000
Number of employees	3,236	$3,512

Note:	(1)	The Gain on sale of assets is mainly comprised of a gain on the sale of land and building in Gilbert, Arizona of $1,497 thousand.

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2005	(Unaudited) December 31, 2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$79,455	$84,320
Restricted cash	1,381	10,255
Short-term investments	14,533	7,222
Accounts and notes receivable (less allowance for doubtful accounts: 9/30/05 - $3,257; 12/31/05 - $3,102)	143,575	179,520
Inventories, net	54,744	62,926
Prepaid expenses and other current assets	10,267	14,117
Deferred income taxes	1,605	1,567

TOTAL CURRENT ASSETS	305,560	359,927

Property, plant and equipment, net	45,132	44,372
Goodwill	29,684	29,684
Other assets	6,120	5,835

TOTAL ASSETS	$386,496	$439,818

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Current portion of long term debt	$10,119	$9,970
Accounts payable	59,448	80,523
Accrued expenses	32,748	32,018
Income taxes payable	17,196	20,615

TOTAL CURRENT LIABILITIES	119,511	143,126

Long term debt	270,000	270,000
Other liabilities	6,389	6,610
Deferred taxes	22,344	23,207

TOTAL LIABILITIES	418,244	442,943

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock, without par value	218,426	221,305
Accumulated deficit	(243,994)	(218,692)
Accumulated other comprehensive loss	(6,180)	(5,738)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(31,748)	(3,125)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$386,496	$439,818

KULICKE & SOFFA INDUSTRIES, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

(Unaudited)

Fiscal 2006:

	Equipment Segment	Packaging Materials Segment	Test Segment	Consolidated
Three months ended ended December 31, 2005: (1)
Net revenue	$120,672	$83,960	$23,468	$228,100
Cost of sales	68,760	70,486	17,977	157,223

Gross profit	51,912	13,474	5,491	70,877
Operating costs	20,351	7,011	12,750	40,112

Income (loss) from operations	$31,561	$6,463	$(7,259)	$30,765

Fiscal 2005:

	Equipment Segment	Packaging Materials Segment	Test Segment	Consolidated
Three months ended December 31, 2004: (1)
Net revenue	$29,349	$64,018	$22,954	$116,321
Cost of sales	17,326	51,252	21,365	89,943

Gross profit	12,023	12,766	1,589	26,378
Operating costs	13,613	7,372	12,160	33,145
Gain on sale of assets (2)	(378)	—	(1,497)	(1,875)

Income (loss) from operations	$(1,212)	$5,394	$(9,074)	$(4,892)

Notes:	(1)	Beginning with the three months ended December 31, 2005, the company is no longer including “Corporate and Other” as a business segment. Operating costs previously allocated to this segment, which primarily consisted of general corporate expenses, have been allocated to the company’s three remaining business segments. The business segments information for the three months ended December 31, 2004 have also been modified to reflect this change.
	(2)	The Gain on sale of assets is mainly comprised of a gain on the sale of land and building in Gilbert, Arizona of $1,497 thousand.